                                   ITEM 401(l)

                                PERFORMANCE GRAPH

                                                 1993     1994     1995     1996    1997     1998
                                                 ----     ----     ----     ----    ----     ----

Class A Common Stock                              100      102      140      153     101      129
Class B Common Stock                              100       98      139      148     122      150
Dow Jones Equity Index                            100      101      139      171     229      294
Dow Jones Home Construction Index                 100       68      101       97     150      160


Assuming that the value of the investment in Liberty Homes, Inc. Class A and Class B Common Stock and each index was $100 on December 31, 1993 and all dividends were reinvested.







                                       31


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